UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 8-K

(filed on June 1, 2015)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 29, 2015

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Greenwich Office Park Greenwich, CT	06831
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 976-4636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 to XPO Logistics Inc.’s Current Report on Form 8-K, originally filed on June 1, 2015 (the “Original Report”), contains additional disclosures summarizing the terms of the Certificate of Designation of the Series C Convertible Perpetual Preferred Stock, which had previously been filed in full as a part of Exhibit 4.1 to the Original Report, became effective on June 3, 2015 on filing with the Secretary of State of the State of Delaware, and is filed herewith as Exhibit 4.2. Other than the addition of this additional disclosure, under Item 5.03 below, this Amendment No. 1 does not reflect other matters not reported in the Original Report, which is repeated below for convenience of reference.

Item 1.01.	Entry into a Material Definitive Agreement.

On May 29, 2015, XPO Logistics, Inc., a Delaware corporation (“XPO,” or the “Company”), entered into fifteen separate Investment Agreements (the “Investment Agreements”) with sovereign wealth funds and institutional investors (collectively, the “Purchasers”), pursuant to which the Company raised in the aggregate $1.26 billion through direct sales to such investors of equity securities of the Company.

Under the terms of the Investment Agreements, the Company agreed to issue and sell, and the Purchasers agreed to purchase, in the aggregate, 15,499,445 shares (the “Purchased Common Shares”) of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), at a purchase price of $45.00 per share, and 562,525 shares (the “Purchased Preferred Shares” and, together with the Purchased Common Shares, the “Purchased Securities”) of a newly authorized series of the Company’s convertible preferred stock, par value $0.001 per share, designated as Series C Convertible Perpetual Preferred Stock (“Series C Preferred Stock”), at a purchase price of $1,000.00 and liquidation preference of $1,000.00 per share, in a private placement (the “Private Placement”). Upon, and subject to, approval of XPO stockholders (as discussed below), the Purchased Preferred Shares will be converted into an aggregate of 12,500,546 additional shares of Company Common Stock, equivalent to a price of $45.00 per share.

The Private Placement was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws in reliance on the exemption from registration made available by Section 4(a)(2) of the Securities Act. The Purchased Securities are “restricted shares” as defined in Rule 144, promulgated under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Each Investment Agreement provides the applicable Purchaser with customary demand registration rights and piggyback registration rights, subject to the limitations set forth in the Investment Agreement. Additionally, the Company has agreed to file with the U.S. Securities and Exchange Commission (the “Commission”) a shelf registration statement within 30 days of the closing of the Private Placement, which enables the public resale of any registrable securities. The Investment Agreement also contains certain representations, warranties and covenants of the Company and the Purchasers that are customary for private placements. The Private Placement is expected to settle on or prior to June 3, 2015.

The conversion of the Purchased Preferred Shares into shares of Company Common Stock is conditioned on, and will occur automatically upon, the approval by XPO stockholders of the issuance of such shares under the applicable rules of the New York Stock Exchange (the “NYSE”). XPO intends to hold a special meeting of stockholders to obtain such approval.

The foregoing description of the Investment Agreements does not purport to be complete and is qualified in its entirety by the full text of the Investment Agreement, a copy of the form of which is filed with this Current Report on Form 8-K as Exhibit 4.1. The form of Investment Agreement has been included to provide investors with information regarding its terms and is not intended to provide any financial or other factual information about XPO. In particular, the representations, warranties and covenants contained in the form of Investment Agreement (1) were made only for purposes of that agreement and as of specific dates, (2) were solely for the benefit of the parties to the Investment Agreement, (3) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Investment Agreement instead of establishing those matters as facts and (4) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Investment Agreement, which subsequent information may or may not be fully reflected in public disclosures by XPO. Accordingly, investors should read the representations and warranties in the form of Investment Agreement not in isolation but only in conjunction with the other information about the Company that is included in reports, statements and other filings that the Company makes with the Commission.

Item 3.02.	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Purchased Securities.

In addition, in connection with its previously announced acquisition of Bridge Terminal Transport Services, Inc. (“BTT”), which was completed on June 1, 2015, the Company issued an aggregate of 16,684 shares of Company Common Stock to certain managers of BTT on June 1, 2015. Such shares of Company Common Stock were sold for cash consideration equal to $49.14 per share, the closing price of a share of Company Common Stock on the NYSE on May 29, 2015 (the trading day immediately prior to the closing). Each of the foregoing issuances of shares of Company Common Stock was made in reliance on Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The following description contains a summary of certain terms of the Series C Preferred Stock reflected in the Certificate of Designation of the Series C Convertible Perpetual Preferred Stock (the “COD”), filed with the Secretary of State of the State of Delaware and effective June 3, 2015. The following description is qualified in its entirety to the text of the COD, which is included as Exhibit 4.2 to this Current Report on Form 8-K, and was previously included in full in Exhibit 4.1 to the Original Report. The matters set forth in Item 1.01 of this Current Report on Form 8-K are also incorporated by reference in this Item 5.03.

Authorized Shares and Liquidation Preference

The Company designated 562,525 authorized preferred shares as “Series C Convertible Perpetual Preferred Stock”, with a par value of $0.001 per share and an initial liquidation preference of $1,000 per share (the “Liquidation Preference”), for an aggregate initial liquidation preference of $562,525,000.

Ranking

The Series C Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up or dissolution, (i) senior to our common stock and each other class or series of capital stock outstanding or established after the date of issuance of the Series C Preferred Stock the terms of which do not expressly provide that it ranks senior to or pari passu with the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution, (ii) pari passu with the Series A Preferred Stock and each other class or series of stock of the Company outstanding or established after the date of issuance of the Series C Preferred Stock, the terms of which expressly provide that such class or series ranks pari passu with the Series C Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company and (iii) junior to each other class or series of stock of the Company outstanding or established after the date of issuance of the Series C Preferred Stock, the terms of which expressly provide that such class or series ranks senior to the Series C Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company.

Dividends

Prior to October 3, 2015, holders of the Series C Preferred Stock will participate equally and ratably with the holders of shares of our common stock in all dividends on the shares of our common stock as if immediately prior to each record date for our common stock, shares of Series C Preferred Stock then outstanding were converted into shares of our common stock. Dividends shall be payable on the same date that such dividends are payable to holders of shares of our common stock, and no dividends shall be payable to holders of shares of our common stock unless also paid at the same time in respect of the Series C Preferred Stock.

Commencing on and following October 3, 2015, cumulative dividends on the Series C Preferred Stock will be payable quarterly, when, as and if declared by the Board of Directors or a duly authorized committee, out of the assets of the Company legally available for the payment of dividends, on the 15th calendar day (or the following business day if the 15th is not a business day) of January, April, July and October of each year (each a “Dividend Payment Date”) at the rate per annum of 7.5% per share on the Liquidation Preference (subject to the following paragraph); provided that, in the event that on a Dividend Payment Date, the Company is not permitted to declare or pay such dividend or incur such liability either (x) as a matter of law or (y) under the terms of the Amended and Restated Revolving Loan Credit Agreement dated as of April 1, 2014, among the Company and certain of its subsidiaries, as borrowers, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as agent, and the other parties thereto, as amended from time to time (the “Company Credit Agreement”), such dividend (a “Deferred Dividend”) shall not be declared by the Board of Directors, shall not be paid or payable on such Dividend Payment Date and no liability shall be incurred in respect thereof, and instead, such Deferred Dividend shall be declared, become payable and be paid and the liability in respect thereof be incurred on the first succeeding Dividend Payment Date on which the Company is not prohibited from declaring, paying and incurring the liability in respect of such Deferred Dividend (and, for the avoidance of doubt, such Deferred Dividend shall be payable in addition to, and not in lieu of, any dividend which would ordinarily be payable on such succeeding Dividend Payment Date). The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Commencing on and following October 3, 2015, in the event that dividends are paid on shares of our common stock in any dividend period with respect to the Series C Preferred Stock, then the dividend payable in respect of each share of Series C Preferred Stock for such period will be equal to the greater of (1) the amount otherwise payable in respect of such share of Series C Preferred Stock in accordance with the foregoing paragraph and (2) the product of (A) the aggregate dividends payable per share of our common stock in such dividend period times (B) the number of shares of our common stock into which such share of Series C Preferred Stock is then convertible.

A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date or, if there is no preceding Dividend Payment Date, October 3, 2015, and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable on a Dividend Payment Date shall be payable to holders of record on the later of (i) the close of business on the first calendar day (or the following business day if such first calendar day is not a business day) of the calendar month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which the Board of Directors or a duly authorized committee thereof declares the dividend payable.

The Company will make each dividend payment on the Series C Preferred Stock either (i) in cash or (ii) at the Company’s option, by the issuance of additional shares of Series C Preferred Stock.

Payment Restrictions

No dividends may be declared or paid on any capital stock of the Company ranking on a parity with or junior to the Series C Preferred Stock (including our common stock), and no such capital stock may be redeemed, or repurchased by or on behalf of the Company, unless all accrued and unpaid dividends have been paid on the Series C Preferred Stock and any capital stock of the Company ranking on a parity with the Series C Preferred Stock. Notwithstanding the foregoing, if full dividends have not been paid on the Series C Preferred Stock and any parity stock, dividends may be declared and paid on the Series C Preferred Stock and such parity stock so long as the dividends are declared and paid pro rata.

Liquidation

In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series C Preferred Stock will be entitled, before any distribution to the holders of our common stock or any other junior capital stock, and subject to the rights of our creditors, to receive an amount equal to the greater of (i) the aggregate Liquidation Preference plus an amount equal to any accrued and unpaid cumulative dividends for the then-current dividend period and (ii) the payment or distribution to which such holders would have been entitled if the Series C Preferred Stock were converted into our common stock immediately before such liquidation, dissolution or winding-up.

Voting Rights

The Series C Preferred Stock will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law and (ii) voting rights in connection with (a) amending the COD if such amendment would alter the powers, preferences, privileges or rights of the holders of Series C Preferred Stock so as to affect them adversely, (2) issuing, authorizing or increasing the authorized amount of, or issuing or authorizing any obligation or security convertible into or evidencing a right to purchase, any capital stock of the Company ranking on a parity with or senior to the Series C Preferred Stock, or (3) reclassifying any authorized capital stock of the Company into any parity stock or senior stock, or any obligation or security convertible into or evidencing a right to purchase any parity stock or senior stock.

Conversion

Upon receiving Company stockholders’ approval for its conversion, the Series C Preferred Stock will mandatorily, immediately and automatically convert into the number of shares of our common stock equal to the aggregate Liquidation Preference of such shares divided by the then-applicable conversion price, which shall initially be $45.00 per share of our common stock, for an effective initial aggregate conversion amount of 12,500,550 shares of our common stock.

In addition, effective as of the close of business on the date on which stockholder approval of the conversion is obtained, each holder of Series C Preferred Stock will be entitled to receive, at the election of the Company, either (i) cash in an amount equal to the then unpaid

Deferred Dividends in respect of shares of Series C Preferred Stock held by such holder or (ii) a number of shares of our common stock equal to the amount of any then unpaid Deferred Dividends in respect of shares of Series C Preferred Stock held by such holder divided by the then-applicable conversion price, which shall initially be $45.00 per share of our common stock.

The Series C Preferred Stock will have the benefit of customary anti-dilution adjustments.

Item 8.01.	Other Events.

On June 1, 2015, the Company issued a press release in connection with the Private Placement and the execution of the Investment Agreements. A copy of the press release is filed with this Current Report on Form 8-K as Exhibit 99.1.

Also on June 1, 2015, XPO announced that it intends to offer through a private placement up to a $2.0 billion-equivalent aggregate principal amount of senior notes (the “Notes”). The Notes are expected to be issued in up to four tranches that may include U.S. dollar-denominated senior notes due 2022, euro-denominated fixed rate senior notes due 2021, euro-denominated floating rate senior notes due 2020, and pounds sterling-denominated senior notes due 2020. The offering is subject to market and other conditions. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

The Notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act or to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes will not be registered under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description of Document

4.1	Form of Investment Agreement, dated as of May 29, 2015, by and among XPO Logistics, Inc. and the Purchasers set forth on Schedule I thereto.*

4.2	Certificate of Designation of Series C Convertible Perpetual Preferred Stock of XPO Logistics, Inc., dated as of June 3, 2015 (also previously filed as Exhibit A to Exhibit 4.1 to this Current Report on Form 8-K, filed on June 1, 2015).

99.1	Press Release of XPO Logistics, Inc., dated June 1, 2015 announcing Private Placement of Equity.*

99.2	Press Release of XPO Logistics, Inc., dated June 1, 2015 announcing Private Placement of Debt.*

*	Previously filed as an exhibit to this Current Report on Form 8-K, on June 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XPO LOGISTICS INC.

Date: June 26, 2015	/s/ Gordon E. Devens
Gordon E. Devens Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description of Document

4.1	Form of Investment Agreement, dated as of May 29, 2015, by and among XPO Logistics, Inc. and the Purchasers set forth on Schedule I thereto.*

4.2	Certificate of Designation of Series C Convertible Perpetual Preferred Stock of XPO Logistics, Inc., dated as of June 3, 2015 (also previously filed as Exhibit A to Exhibit 4.1 to this Current Report on Form 8-K, filed on June 1, 2015).

99.1	Press Release of XPO Logistics, Inc., dated June 1, 2015 announcing Private Placement of Equity.*

99.2	Press Release of XPO Logistics, Inc., dated June 1, 2015 announcing Private Placement of Debt.*

*	Previously filed as an exhibit to this Current Report on Form 8-K, on June 1, 2015.